Exhibit 99.1

JOINT FILING AND SOLICITATION AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of November 16, 2015, by and among (1) RiverNorth Capital Management, LLC, a Delaware limited liability company (“RiverNorth”), RiverNorth Capital Partners, L.P., a Delaware limited partnership (“RNCP”), RiverNorth Institutional Partners, L.P., a Delaware limited partnership (“RNIP”), RiverNorth Core Opportunity Fund, a an Ohio business trust (“RNCO”), RiverNorth/DoubleLine Strategic Income Fund, a an Ohio business trust (“RNDL” and, collectively with RiverNorth, RNCP, RNIP, and RNCO, the “RiverNorth Parties”), and (2) Randy I. Rochman, Fred G. Steingraber, and Murray R. Wise (Messrs. Rochman, Steingraber and Wise, collectively the “Nominees” and, such Nominees together with the RiverNorth Parties, the “Parties” or, the “Group” and each, a “Party”).

WHEREAS, certain of the Parties are stockholders, direct or beneficial, of Fifth Street Finance Corp., a Delaware corporation (the “Company”); and

WHEREAS, the Parties wish to form a group for the purpose of (i) seeking the election of the Nominees to the Board of Directors of the Company (the “Board”) at the 2016 annual meeting of stockholders of the Company (including any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof (the “2016 Annual Meeting), (ii) seeking stockholder approval at the 2016 Annual Meeting of a business proposal brought by RNIP to terminate the Second Amended and Restated Investment Advisory Agreement, dated as of May 2, 2011, by and between the Company and Fifth Street Management LLC (the “Investment Advisory Agreement”), in accordance with its terms, and (iii) taking all other action that the Group deems necessary to achieve the foregoing.

NOW, IT IS AGREED, this 16th day of November 2015 by the Parties hereto:

1.           In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company.  Each member of the Group shall be responsible for the accuracy and completeness of his or its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning any other member, unless such member has actual knowledge that such information is inaccurate. RiverNorth or its representative shall use its commercially reasonable efforts to provide each member of the Group with copies of all Schedule 13D filings and other public filings to be filed on behalf of such member at least twelve (12) hours prior to the filing or submission thereof.

2.           So long as this Agreement is in effect, each Nominee shall provide written notice to either RiverNorth or Olshan Frome Wolosky LLP (“Olshan”) of (i) any of his or its purchases or sales of securities of the Company, or (ii) any securities of the Company over which he or it acquires or disposes of beneficial ownership, in each case no later than twelve (12) hours after each such transaction. While this Agreement is in force, no Nominee shall engage in any transaction in securities of the Company without the prior consent of RiverNorth.  For purposes of this Agreement, the term “beneficial ownership” shall have the meaning of such term set forth in Rule 13d-3 under the Exchange Act.

3.           Each of the undersigned agrees to form the Group for the purposes of (i) seeking the election of the Nominees to the Board at the 2016 Annual Meeting, (ii) seeking stockholder approval at the 2016 Annual Meeting of RNIP’s proposal to terminate the Investment Advisory Agreement, in accordance with its terms, and (iii) taking all other action that the Group deems necessary to achieve the foregoing.

4.           Each of the RiverNorth Parties agrees to directly pay all expenses incurred in connection with the Group’s activities set forth in Section 3 on the date hereof.  Any expenses incurred, or expected to be incurred, by any Nominee in connection with the Group’s activities that such Nominee intends to submit for reimbursement by the RiverNorth Parties shall first be pre-approved by RiverNorth.

5.           Any SEC filing, press release, communication to the Company or communication to the media proposed to be made or issued by the Group or any member thereof in connection with the Group’s activities set forth in Section 3 shall be first approved by the RiverNorth Parties.  Any Nominee that intends to engage in any communications with other stockholders or the Company on behalf of the Group shall first provide RiverNorth with reasonable notice of such communication and a reasonable opportunity to review and comment to the extent it is a written communication.  Each Nominee shall have a reasonable opportunity to review and comment upon any such SEC filing, press release or written communication with respect to the Group’s activities.  The Parties hereby agree to work in good faith to resolve any disagreement that may arise between or among any of the members of the Group concerning decisions to be made, actions to be taken or statements to be made in connection with the Group’s activities.  The Parties further agree that RiverNorth shall be the primary decision maker with respect to the content and timing of public or private communications and negotiating positions taken on behalf of the Group.

6.           The relationship of the Parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement.  Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein.  Nothing herein shall be construed to authorize any Party to act as an agent for any other Party, or to create a joint venture or partnership.  Except as specifically provided in this Agreement, nothing herein shall restrict any Party’s right to purchase or sell securities of the Company, as he or it deems appropriate, in his or its sole discretion, provided that all such sales are made in compliance with all applicable securities laws and the provisions of this Agreement.

7.           This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one (1) counterpart.

8.           In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the Parties hereto consent and submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York.

9.           Any Party hereto may terminate its obligations under this Agreement on twenty-four (24) hours’ prior written notice to all other Parties, with a copy by fax to Andrew Freedman at Olshan, Fax No. (212) 451-2222.

10.           Each party acknowledges that Olshan shall act as counsel for both the Group and the RiverNorth Parties relating to their investment in the Company.

11.           The terms and provisions of this Agreement may not be modified, waived or amended without the prior written consent of each Party.

12.           Each Party hereby agrees that this Agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above.

RiverNorth Capital Management, LLC

By:	/s/ Marcus Collins
	Name:	Marcus Collins
	Title:	Marcus Collins, General Counsel and Chief Compliance Officer

RiverNorth Capital Partners, L.P.

By:	RiverNorth Capital Management, LLC, General Partner

By:	/s/ Marcus Collins
	Name:	Marcus Collins
	Title:	Marcus Collins, General Counsel and Chief Compliance Officer

RiverNorth Institutional Partners, L.P.

By:	RiverNorth Capital Management, LLC, General Partner

By:	/s/ Marcus Collins
	Name:	Marcus Collins
	Title:	Marcus Collins, General Counsel and Chief Compliance Officer

RiverNorth Core Opportunity Fund

By:	RiverNorth Capital Management, LLC, Investment Advisor

By:	/s/ Marcus Collins
	Name:	Marcus Collins
	Title:	Marcus Collins, General Counsel and Chief Compliance Officer

RiverNorth/DoubleLine Strategic Income Fund

By:	RiverNorth Capital Management, LLC, Investment Advisor

By:	/s/ Marcus Collins
	Name:	Marcus Collins
	Title:	Marcus Collins, General Counsel and Chief Compliance Officer

/s/ Randy I. Rochman
RANDY I. ROCHMAN

/s/ Fred G. Steingraber
FRED G. STEINGRABER

/s/ Murray R. Wise
MURRAY R. WISE